Filed Pursuant to Rule 433
Registration Nos. 333-139912
333-139912-01
PNC Funding Corp
$2,000,000,000 2.30% Fixed Rate Senior Notes Due June 22, 2012
Unconditionally Guaranteed by
The PNC Financial Services Group, Inc.
and
Guaranteed Under the FDIC’s
Temporary Liquidity Guarantee Program

Issuer:	PNC Funding Corp

Guarantor:	The PNC Financial Services Group, Inc. and the Federal Deposit Insurance Corporation (the “FDIC”).

Security:	2.30% Fixed Rate Senior Notes due June 22, 2012.

Guarantee:	The Notes are guaranteed by The PNC Financial Services Group, Inc.

The Notes are also guaranteed under the FDIC’s Temporary Liquidity Guarantee Program and are backed by the full faith and credit of the United States.

The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

Expected Security Ratings:	Aaa / AAA / AAA (Moody’s / S&P / Fitch)

Trade Date:	December 17, 2008

Settlement Date:	December 22, 2008 (T+3 days)

Maturity:	June 22, 2012

Principal Amount:	US$ 2,000,000,000

Price to Investors:	99.883%

Reference Benchmark:	U.S. Treasury 1.125% due December 15, 2011.

Reference Benchmark Price:	100-11+

Reference Benchmark Yield:	1.003%

Re-offer Spread to Benchmark:	+133.2 bps

Re-offer Yield to Maturity:	2.335%

Coupon:	2.30%

Net Proceeds to the Issuer (before expenses and FDIC fee):	US$ 1,991,660,000

Interest Payment Dates:	Semi-annually in arrears on each June 22 and December 22 of each year, commencing on June 22, 2009 to and including the Maturity date.

Day Count:	30/360

Minimum Denomination / Multiples:	$2,000 / multiples of $1,000 in excess thereof.

Optional Redemption:	Upon the occurrence of certain tax events.

CUSIP/ISIN:	69351CAC7/US69351CAC73

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

Co-Manager:	PNC Capital Markets LLC
     PNC Funding Corp and The PNC Financial Services Group, Inc. have filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about PNC Funding Corp, The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by calling Citigroup Global Markets Inc. collect at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.